EXHIBIT 2.1

FOIA CONFIDENTIAL TREATMENT REQUESTED BY UPEK, INC.

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”), dated as of January 29, 2004 is by and between STMicroelectronics, NV (“ST”) and Upek, Inc., a Delaware corporation (“Upek”). Each of ST and Upek is a “Party” and, collectively, they are sometimes referred to as the “Parties.”

RECITALS

WHEREAS, Upek was formed on December 2, 2003 upon the filing of a certificate of incorporation with the office of the Secretary of State of Delaware; and

WHEREAS, ST owns certain assets and liabilities that are associated with the Business; and

WHEREAS, ST desires to contribute its ownership interest in certain of the assets and certain of the liabilities associated with the assets in exchange for certain preferred stock of Upek pursuant to Section 351 of the Code and in accordance with the terms and provisions of this Agreement; and

WHEREAS, Upek and certain investors are simultaneously entering into the Series B/B-1 Agreement; and

WHEREAS, the Parties are making certain representations, warranties, covenants, and indemnities herein as an inducement to each other to enter into this Agreement,

NOW, THEREFORE, in consideration of the respective representations, warranties, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CONTRIBUTION TRANSACTIONS AND RELATED TRANSACTIONS

1.1 Contribution of Assets.

(a) Subject to the terms and conditions of this Agreement, at the Closing but effective as of the Effective Time, ST shall, and shall cause its Affiliates to, contribute, convey, assign, transfer, set over, and deliver to Upek at the Closing (the “Contribution”) all of its and their right, title, and interest in, to and under all of the assets used or held for use exclusively in the Business, including, without limitation, all of the assets set forth in writing on Exhibit A-1 hereto (collectively the “Assets”) but excluding the assets specifically identified as excluded assets on Exhibit A-1 (the “Excluded Assets”), and all of ST’s rights, title and interest in, to and under the Assigned Agreements. Upek shall assume only those liabilities set forth on Exhibit A-2 (the “Assumed Liabilities”).

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(b) Except for the Assumed Liabilities, Upek shall not ever assume by virtue of this Agreement or any of the transactions contemplated hereby, and shall have no liability for, any liability of any kind of ST or any other ST Entity. Without limiting the generality of the foregoing, except for the Assumed Liabilities Upek shall not assume (i) any indebtedness of any ST Entity, (ii) any Environmental Claim arising out of or relating to the conduct of the Business or the ownership of the Assets prior to the Closing Date, (iii) any liability related to any businesses of any ST Entity other than the Business (and in the case of liabilities related to the Business, only the Assumed Liabilities), (iv) any liability related to any ST Entity’s employment of any of the Employees (or any other employee of ST) or the termination by any ST Entity of the employment of the Employees (or any other employee of ST), (v) any liability for Taxes with respect to any ST Entity, the Assets or the Business relating to taxable periods or portions thereof ending on or prior to the Closing Date, (vi) any accounts payable other than Assumed Liabilities, (vii) any litigation to which any ST Entity is a party (whether relating to the Business or otherwise) or liabilities resulting therefrom, or (viii) any liability arising out of or based upon the operations of ST-SRO prior to Closing other than the Assumed Liabilities set forth on Exhibit A-2 with respect to ST-SRO ( (collectively with other liabilities not assumed by Upek, the “Excluded Liabilities”).

1.2 Issuance of Series A Preferred Stock. Subject to the terms and conditions of this Agreement, at the Closing in exchange for the Contribution, Upek will issue 10,000,000 shares of its Series A Preferred Stock to ST.

1.3 The Closing. The consummation of the transactions contemplated in this Agreement (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California, on such date that s 14 days following the date of this Agreement, or at such other time and place as the Parties may agree. The date on which the Closing occurs is referred to herein as the “Closing Date.” All documents entered into at the Closing shall be deemed to have been entered into simultaneously. The transactions set forth this Agreement shall be effective as of the Effective Time.

1.4 Closing Deliveries. Subject to the terms and conditions of this Agreement:

(a) At the Closing, ST will execute and deliver to Upek, or cause to be so executed and delivered, the following:

(i) A bill of sale in the form attached hereto as Exhibit B of the Assets;

(ii) An assignment and assumption agreement in the form attached hereto as Exhibit C; and

(iii) The License Agreement in the form attached hereto as Exhibit D;

(iv) The Supply Agreement in the form attached hereto as Exhibit E;

(v) The Transition Services Agreement attached hereto as Exhibit F;

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(vi) The Design Kit License Agreement attached hereto as Exhibit F-1

(vii) The Customer Support Agreement attached hereto as Exhibit G;

(viii) A certificate of an authorized officer of ST and their affiliates certifying the satisfaction of the conditions precedent to set forth in Article VI hereof

(ix) the short form patent, copyright, trademark and mask work assignments attached hereto as Exhibits C-1, C-2, C-3 and C-4 respectively;

(x) Certificates of membership interest or equivalent documents of ownership as applicable under Czech law representing 100% of the issued and outstanding membership interests in ST-SRO; and

(xi) the Assets, delivered to Upek in the form and to the existing Business Premises at ST’s cost and expense; provided, that ST shall deliver and Upek shall accept delivery of the Assets through electronic delivery (except with respect to tangible assets) or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes so long as such method of delivery does not adversely affect the condition, operability or usefulness of any Asset.

(b) At the Closing, Upek will execute and deliver to ST, or cause to be so executed and delivered the following:

(i) An assignment and assumption agreement in the form attached hereto as Exhibit C; and

(ii) The License Agreement in the form attached hereto as Exhibit D;

(iii) The Supply Agreement in the form attached hereto as Exhibit E;

(iv) The Transition Services Agreement attached hereto as Exhibit F;

(v) A Certificate of Stock representing 10,000,000 shares of Series A Preferred Stock of Upek;

(vi) A certified copy of the Amended and Restated Articles of Incorporation of Upek, setting forth the rights, preferences and privileges of the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock of Upek; and

(vii) A Certificate of the Secretary and President of Upek certifying the satisfaction of the conditions precedent to set forth in Article VII hereof.

1.5 Technical Information and Know-How. As soon as practical following Closing, and in any event within thirty (30) days of the Closing Date, ST shall transfer to Upek the technical information, Know-How and other deliverables listed on Exhibit A-1 and for such period as is reasonably requested by Upek, will provide to Upek certain technical assistance related to the Assigned Intellectual Property and the Licensed Intellectual Property as set forth on Schedule 1.5.

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1.6 Ownership Interests. As of the Closing, the equity ownership interests in Upek shall be as set forth on Exhibit H, which is attached hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ST

ST hereby represents and warrants to Upek as of the date hereof the following:

2.1 Existence and Good Standing. ST is a corporation duly formed and validly existing under the laws of the Netherlands. ST is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Assets or the conduct or nature of the Business makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that do not have a Material Adverse Effect on ST, the Business or the Assets. All of the Assets are located in the State of California or in the Czech Republic.

2.2 Authority. ST has all requisite corporate power and authority to execute, deliver, and perform this Agreement, and any other agreement or document required by this Agreement (the “Related Agreements”). The execution and delivery by ST of this Agreements and Related Agreements, the consummation by ST of the transactions contemplated hereby and thereby and the performance by ST of its obligations hereunder and there under have been duly and validly authorized by all necessary corporate action. This Agreement and the Related Agreements have been duly and validly executed and delivered by ST and, assuming the due authorization, execution, and delivery hereof by Upek, constitute the valid and binding obligation of ST, enforceable against ST in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and general equitable principles.

2.3 No Violation. The execution and delivery of this Agreement and the Related Agreements, the consummation of the transactions contemplated hereby and thereby by ST and the performance by ST of its obligations hereunder and there under do not and will not (i) violate any of the formation or governing documents of ST, where applicable, (ii) conflict with, violate or constitute a default under any provision of or result in the breach of or entitle any party to terminate, cancel, accelerate or modify (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, lien, lease, contract, license, instrument, or any other agreement to which ST or any of its Affiliates which owns any of the Assets or conducts any of the Business (together, “ST Entities”) is a party (including, without limitation, the Assigned Agreements), (iii) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under any Assigned Agreement, (iv) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Assigned Agreement, (v) result in the creation or imposition of any lien, charge, pledge, security interest, or other encumbrance upon the Assets, or (vi) violate or conflict with any order, award, judgment, or decree or other restriction of any law, statute, ordinance, or regulation to which the Assets or the Business are subject.

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2.4 Consents and Approvals. No prior consent, approval, or authorization of, or declaration, filing, or registration with any Governmental Authority, Person, or entity, domestic or foreign, is required of or by any ST Entity in connection with the execution, delivery, and performance of this Agreement and the Related Agreements by ST and the transactions contemplated hereby and thereby, except such, if any, as will have been received, made, or done at the time of Closing or as set forth in Schedule 2.4. Except as set forth on such schedule there are no contracts, instruments or other agreements relating to the Business or the Assets that require a novation or consent to assignment in order for Upek to be made a party thereto in place of any ST Entity, or as assignee.

2.5 Acquisition Entirely for Own Account. This Agreement is made with ST in reliance upon its representation, which by its execution of this Agreement is hereby confirmed, that the Series A Preferred Stock to be received by ST will be acquired for investment for ST’s own account, and not with a view toward the distribution of any part thereof, and that ST has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws. ST has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations with respect to the shares of Series A Preferred Stock.

2.6 Disclosure of Information; Due Diligence. ST represents that it has received all information it considers necessary or appropriate for deciding whether to purchase the shares of Series A Preferred Stock, and has had the opportunity to ask questions of and receive answers (i) regarding Upek, (ii) the terms and conditions of the offering of the Series A Preferred Stock hereunder, and (iii) to obtain additional information necessary to verify the accuracy of the information supplied or to which ST had access.

2.7 Investment Experience; Ability to Fend for Self. ST is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including the possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investments in the Series A Preferred Stock. ST understands that the shares of Series A Preferred Stock to be acquired hereunder have not been registered under the Securities Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance on such exemptions is predicated, in part, upon the accuracy of ST’s representations and warranties in this Article II.

2.8 Restricted Securities. ST understands that the Series A Preferred Stock to be acquired hereunder are characterized as “restricted securities” under the federal securities laws because they are being acquired from Upek in transactions not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and in accordance with the terms and conditions set forth in Upek’s certificate of incorporation, and other Upek documents to which ST is a party, as applicable. ST represents that it is familiar with Rule 144, as presently in effect,

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and understands the resale limitations imposed thereby and by the Securities Act generally. ST understands that the certificate evidencing the shares of Series A Preferred Stock to be acquired hereunder may bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by the securities laws of any state or other governmental or regulatory agency having authority over the issuance of the shares of Series A Preferred Stock to be acquired h

ST is relying solely upon its own tax advisors with respect to the foreign, federal, state and local tax consequences of its investment in the Series A Preferred Stock, where applicable, and the transactions contemplated by this Agreement. ST is not relying on any statements or representations of Upek or any of its agents and understands that ST (and not Upek) shall be responsible for ST’s own tax liability that may arise as a result of its receipt of the shares of Series A Preferred Stock.

2.9 Title to Assets. ST is the owner of, and has good and indefeasible title to and ownership of, the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. ST has full power, right and authority to sell, convey, assign, transfer and deliver to Upek, and at the Closing will sell, convey, assign, transfer and deliver to Upek, good and marketable title to, and ownership of, all rights in and to the Assets, effective as of the Effective Time, free and clear of all Encumbrances other than the Permitted Encumbrances, the Third Party License Rights and the ST Retained Rights. ST has full power, right and authority to grant the licenses to Upek set forth in the License Agreement. The Assets are not subject to any preemptive right, right of first refusal, option or other right or restriction.

2.10 Compliance With Laws. With respect to the use of the Assets in the Business, each ST Entity (i) has complied, and is currently complying, in all material respects with all Applicable Laws and (ii) has not received any notice of noncompliance with Applicable Laws from any Governmental Authority, which has not been dismissed or with which it has not fully complied, and (iii) is not charged or, to the Knowledge of ST, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to the Business.

2.11 Legal Proceedings. With respect to the use of the Assets in the Business (i) there are no Proceedings (as hereinafter defined) pending or, to the Knowledge of ST, threatened, and (ii) no ST Entity is subject to any judgment, order, writ, injunction, civil investigative demand or decree of any Governmental Authority, and no such judgment, order, writ, injunction, civil investigative demand or decree is threatened against any ST Entity. No ST Entity has received a request for indemnification or contribution from any third party in respect of any claim that relates to the Business, the Assets or the liabilities being.

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2.12 Sales and Purchase Orders.

(a) Sales Orders. ST has delivered, or will deliver prior to Closing to Upek with true and correct copies of all written sales orders, sales commitments and contracts of ST to be assigned to Upek at Closing. All such sales orders, sales commitments and contracts of ST have been obtained from customers in the ordinary course of business. There have been no modifications, whether written or oral, to any of the sales orders, commitments or contracts, and all are in full force and effect.

(b) Purchase Orders. ST has delivered, or will deliver prior to Closing to Upek with true and correct copies of all written purchase orders, purchase commitments and subcontracts of ST to be assigned to Upek at Closing. All such purchase orders, purchase commitments and subcontracts of ST have been incurred in the ordinary course of business.

2.13 Assigned Agreements. ST has delivered to Upek accurate and complete copies of all Assigned Agreements. Except as set forth in Exhibit A-3 each Assigned Agreement is in full force and effect and is a legal, binding and enforceable obligation of ST and, to the Knowledge of ST, each of the other parties thereto, and no notices of termination or cancellation thereof have been given to or received by ST. There have been no modifications, whether written or oral, to any of the Assigned Agreements, that have not been provided to Upek. Neither ST nor, to the Knowledge of ST, any other party thereto is in breach of or default under any Assigned Agreement, and no event has occurred that (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Assigned Agreement or result in the creation of any Encumbrance upon the Assets. There are no unresolved disputes involving ST under any Assigned Agreement.

2.14 Intellectual Property.

(a) ST owns all right, title and interest in all Assigned Intellectual Property and the Licensed Intellectual Property exclusively.

(b) To ST’s Knowledge, the Assigned Intellectual Property, Licensed Intellectual Property, the intellectual property as to which ST has granted non-assert rights to Upek in the License Agreement, and any licenses of third party Intellectual Property in the Assigned Agreements (the “Third Party Licenses”) constitute all of the Intellectual Property used by ST in the Business except for (i) intellectual property rights owned by third parties which would generally be necessary for fabless semiconductor/device companies of similar size to Upek to design, manufacture (or have manufactured), sell or otherwise dispose of semiconductor products, and (ii) CAD/CAM licenses owned by third parties.

(c) ST represents and warrants that (i) except for the Third Party License Rights and the ST Retained Rights, the interests of ST in the Assigned Intellectual Property is free and clear of the claims of others and of all Encumbrances whatsoever; (ii) all maintenance

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fees, annuity payments and similar payments relating to the Assigned Intellectual Property have, as of Closing, been paid in full in a timely manner, (iii) [***]*.

(d) [***]*

(e) There are no pending proceedings or litigation before any court, tribunal (including the United States Patent and Trademark Office) or equivalent authority anywhere in the world or any other adverse written claims, and, to the Knowledge of ST, no such proceedings, litigation or adverse claims are threatened, by any Person against any ST Entity or any of their officers or directors relating to any claim that the [***]*.

(f) Each ST Entity has taken measures reasonably (i) necessary to protect the confidentiality of all trade secrets embodied in the Assigned Intellectual Property and (ii) consistent with generally accepted industry standards for companies of a similar size and duration of existence in the semiconductor industry to reduce to writing all trade secrets, inventions and processes used in the conduct of the Business.

(g) ST has secured valid written assignments from all consultants and employees who contributed to the creation or development of the Assigned Intellectual Property by or for ST of the rights to such contributions that ST does not already own by operation of law. Without limiting the foregoing, the ST has and enforces a policy requiring each employee and consultant of ST to execute a proprietary rights and confidentiality agreement substantially in the form provided to Upek, and all current and former employees and consultants of ST currently involved or involved in the past with the Business have executed such an agreement.

(h) There are no actions that must be taken within 180 days of Closing that, if not taken, will result in the loss of any Assigned Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any response to United States Patent and Trademark Office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Assigned Intellectual Property.

(i) Except as set forth in Schedule 2.17, no Public Software: (i) forms part of the Assigned Intellectual Property, the TouchChip Existing Products, or the TouchChip Existing Developments; (ii) was or is used in connection with the development of any Assigned Intellectual Property, the TouchChip Existing Products, or the TouchChip Existing Developments; (iii) was or is used, incorporated or distributed, in whole or in part, in conjunction with any Assigned Intellectual Property, the TouchChip Existing Products, or the TouchChip Existing Developments.

(j) The consummation of the transactions contemplated by this Agreement and the Related Agreements will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Third Party Licenses or any contracts, licenses or agreements relating to the Assigned

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Intellectual Property or Licensed Intellectual Property. Following the Closing, Upek will be permitted to exercise all of ST’s rights under the Assigned Agreements to the same extent ST would have been able to had the transactions contemplated by this Agreement and the Related Agreements not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which ST would otherwise have been required to pay. Neither this Agreement, the Related Agreements nor the transactions contemplated hereby or thereby, including the assignment to Upek of the Assigned Contracts, will, by virtue of any agreement or arrangement entered into by an ST Entity, result in (i) Upek’s granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, Upek, (ii) Upek being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its business, or (iii) Upek being obligated to pay any royalties or other material amounts to any third party in excess of those payable by ST under such Assigned Contracts, prior to the Closing.

2.15 ST SRO. With respect to ST SRO, ST makes the representations and warranties set forth on Schedule 2.19.

2.16 Financial Statements. To ST’s Knowledge the information listed on Schedule 2.20. is accurate. It is nevertheless understood and agreed by UPEK that ST is not and will not be responsible nor will indemnify UPEK for any cancellation or reschedule whatsoever concerning the backlog as attached in such schedule 2.20

2.17 Taxes. None of the Assets shall, upon their transfer to Upek, be subject to any Tax liens or to any Taxes (other than for Transfer Taxes Arising out of the sale of the Assets) arising out of (a) the Business as conducted by any ST Entity prior to the Closing or (b) any other operations or activities of any ST Entity or otherwise accruing on or prior to the Closing. Each ST Entity has withheld all amounts required by all applicable laws and regulations to be withheld in connection with compensation paid to the employees of the Business and, to the extent required by law, any other service provider to the Business. Each ST Entity has timely paid to the appropriate Governmental Authority or other taxing authority all amounts so withheld or otherwise due in connection with the employment by any ST Entity of such employees, and has timely filed all requisite returns with the Appropriate Governmental Authorities or other taxing authorities with respect to such Taxes.

2.18 Employees; Labor Matters.

(a) Neither ST nor any ST Entity has received any notice of any claim that it has not complied in any respect with any law relating to the employment of any of the employees of the Business, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, or employee safety.

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(b) Each ST Entity has paid all amounts due to be paid to each employee of the Business.

(c) To the Knowledge of ST, there are no activities or proceedings of any labor union or to organize any employee of the Business. There has been no work stoppage, strike or other concerted action by any employee of the Business.

(d) Each employee of the Business is employed at will. To the Knowledge of ST, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer relating to the right of any such employee to be employed by any ST Entity, as the case may be, because of the nature of the Business conducted, including products of the Business under design or development as of the date hereof, or to the use of trade secrets or proprietary information of others. No Top Key Employee nor Very Important Employee (each as defined in Section 5.4 hereof) has given notice of his or her intent to terminate employment with ST, and to the Knowledge of ST, no such Top Key Employee nor Very Important Employee intends to terminate his or her employment with ST. Schedule 5.4 attached hereto lists each employee of any ST Entity primarily engaged in the conduct of the Business, and, for who ST has provided each such employee’s position and annual compensation (including any bonus or incentive compensation for which such employee is eligible) as of the date hereof. Each Person who is an independent contractor or consultant of any ST Entity engaged in the conduct of the Business is properly classified as an independent contractor for purposes of all employment related laws and all laws concerning the status of independent contractors. Schedule 2.22 attached hereto lists each consultant and independent contractor to any ST Entity engaged in the conduct of the Business and for who ST has provide each such contractor’s or consultant’s compensation arrangement as of the date hereof.

(e) To the Knowledge of ST, each Top Key Employee and Very Important Employee intends to accept Upek’s offer of employment and continue employment with Upek following the Closing Date.

2.19 Environmental Matters.

(a) No ST Entity (i) has received, with respect to the Business or the Assets any notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (iii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials in connection with its or their operation of the Business or its maintenance, use or ownership of the Assets (including the Business Premises) so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; and (iv) is aware of the presence of Hazardous Materials in, on, or under any properties owned, leased or used at any time by any ST Entity for the operation of the Business (including the Assets and the Business Premises).

(b) No Environmental Claim relating to any of the Assets is pending or, to the Knowledge of ST, threatened, and ST has no Knowledge of any fact or circumstance that could be reasonably likely to lead to any such environmental litigation or to impose upon any ST Entity (or, after the Closing, Upek) any environmental liability with respect to any of the Assets.

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(c) There are no Liens under or pursuant to any Environmental Law on the Business Premises.

(d) To the Knowledge of each ST Entity, there is not, at any Business Premises, (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde.

(e) There have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by an ST Entity with respect to the Business Premises, which have not been delivered to Buyer prior to execution of this Agreement.

2.20 Assets. Except for the Licensed Intellectual Property, the Assets are all of the assets used by ST exclusively in connection with the Business. To the Knowledge of ST, the Assets, Licensed Intellectual Property and intellectual property as to which ST has granted a non-assert covenant are sufficient for Upek to conduct the Business after Closing in the same manner and scope as conducted by ST prior to Closing (but as a fabless semiconductor/device company) other than for:

(a) third party license rights generally necessary for fabless semiconductor/device companies of similar size as Upek to design, manufacture (or have manufactured), sell or otherwise dispose of semiconductor products,

(b) CAD/CAM licenses,

(c) product manufacturing equipment and services,

(d) sales and marketing services,

(e) packaging, test and quality assurance equipment and services,

(f) failure analysis equipment and services, and

(g) general and administrative services.

After the Closing, Upek will be entitled to the continued possession and use of the Business Premises except as otherwise set forth on Schedule 2.24. The Assigned Agreements are the only agreements of any ST Entity exclusively applicable to the Business.

2.21 Inventories. The Products listed Product/Inventory paragraph at the closing will consist of items that are either saleable or usable in the ordinary course of the Business.

2.22 Permits. To the Knowledge of ST no specific permits, approvals and consents are necessary or required for the use of the Assets and the Business as currently conducted. No

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notice has been issued by any Government Authority and no Proceeding is pending or, to the Knowledge of ST, threatened, with respect to (i) the necessity of the use of any permits, approvals, or consents for the use of the Assets in the Business as currently conducted and as currently proposed to be conducted, (ii) any alleged failure by any ST Entity to have any such permit, approval or consent, or (iii) not being in compliance with any such permit, approval or consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

UPEK

Upek hereby represents and warrants to ST, as of the date hereof, as follows:

3.1 Existence and Good Standing. Upek is a corporation duly formed and validly existing under the laws of the State of Delaware. Upek has all requisite power and authority to carry on its business as it is now being conducted.

3.2 Authority. Upek has all requisite power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly and validly executed and delivered by Upek, and, assuming the due authorization, execution, and delivery hereof by ST, constitutes or will constitute, as applicable, its valid and binding obligation, enforceable against Upek in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and general equitable principles.

3.3 No Violation. The execution and delivery of this Agreement, the consummation of the Contribution, and the transactions contemplated hereby by Upek will not (i) violate any of Upek’s formation or governing documents, (ii) violate any provision of, or result in the breach of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, lien, lease, contract, license, instrument, or any other agreement to which Upek is a party, (iii) result in the creation or imposition of any lien, charge, pledge, security, interest, or other encumbrance upon their property, or (iv) to Upek’s Knowledge, violate or conflict with any order, award, judgment, or decree or other restriction of any law, ordinance, or regulation to which Upek or any of its interest, is subject.

3.4 Consents and Approvals. No prior consent, approval, or authorization of, or declaration, filing, or registration with any Governmental Authority, Person or entity, domestic or foreign, is required of or by Upek in connection with the execution, delivery, and performance of this Agreement and the transactions contemplated hereby, except such, if any, as will have been received, made, or done at the time of Closing and except for such filings as may be made following the Closing, which such filings will be timely made.

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ARTICLE IV

CONDUCT OF THE BUSINESS BY ST PENDING CLOSING

ST hereby covenants and agrees with Upek as follows:

4.1 Conduct and Preservation of Business. Except as expressly provided in this Agreement, during the period from the execution of this Agreement through the Closing Date, ST shall (i) conduct the Business according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws, (ii) preserve, maintain and protect the Assets in good condition consistent with past practice, maintain in full force and effect the Assigned Agreements and perform its obligations under the Assigned Agreements and its other obligations relating to the Business or the Assets in accordance with the terms and provisions thereof, (iii) use commercially reasonable efforts to keep available the services of the Employees as relating to the Business and preserve existing relationships with employees, suppliers, customers, distributors, licensors, licensees and others having business relationships with the Business, (iv) keep confidential nonpublic data and records relating to the Business in a manner consistent with past practices, (v) pay the debts, liabilities and Taxes related to the Business or the Assets when due, and (vi) promptly notify Upek of any written notice of any default or written notice of termination or cancellation under any Assigned Agreement or of any event known to ST but not otherwise publicly available which could reasonably be expected to have a Material Adverse Effect on the Business or the Assets.

4.2 Restrictions on Certain Actions Prior to Closing. Except as otherwise expressly provided in this Agreement, from the execution of this Agreement through the Closing Date (unless this Agreement is earlier terminated), ST shall not, without the prior written consent of Upek:

(a) create or permit to exist any Encumbrance other than Permitted Encumbrances with respect to the Assets; or the Business, or Sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease or license, any of the Assets other than the sale of Products in the ordinary course of business;

(b) Amend, modify, terminate or renew (other that automatic renewals in accordance with the terms of such agreements) any of the Assigned Agreements;

(c) Take any action which would or might make any of the representations or warranties of ST contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied.;

(d) Take any action which could reasonably be expected to have a Material Adverse Effect on the Business or the Assets;

(e) Enter into any material agreement, contract, covenant, instrument, lease, license or commitment relating to the Business, the Licensed Intellectual Property or the Assets;

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(f) Waive or release any material right or claim of ST relating to the Business;

(g) materially change the pricing or royalties set or charged by ST to the customers or licensees of the Business, or agree to a change in the pricing or royalties set or charged by Persons who have licensed intellectual property related to the Business;

(h) make or authorize any capital expenditure with respect to the Business;

(i) take any action which would adversely affect in any material respect the goodwill of ST’s suppliers, manufacturers, customers, licenses and others with whom it has business relationships specific to the Business;

(j) settle or compromise any material Tax liability relating to the Business or the Assets;

(k) terminate any employee of the Business other than for good cause;

(l) maintain the books and records relating to the Business or any of the Assets in a manner inconsistent with past business practices without giving Upek prior notice;

(m) permit any insurance policy naming ST as a beneficiary or loss payee and relating exclusively to the Business or any of the Assets to be cancelled, terminated or not renewed; or

(n) agree to take any of the actions described in this Section 4.2.

4.3 No Solicitation Until the earlier of twelve (12) months from date hereof or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, no ST Entity will (nor will any ST Entity authorize any of its officers, directors, employees, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Upek and its designees:

(a) solicit, encourage, assist, conduct discussions with or engage in negotiations with any Person, relating to the possible acquisition of the Business or any portion of the Assets other than relating solely to the sale of Products in the ordinary course of the Business;

(b) provide information with respect to the Business to any Person relating to the possible acquisition of the Business or any portion of the Assets (other than relating solely to the sale of Products in the ordinary course of the Business);

(c) enter into an agreement with any Person, other than Upek, providing for the acquisition of the Business or any portion of the Assets, other than relating solely to the sale of Products in the ordinary course of the Business; or

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(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Business or any portion of the Assets, other than relating solely to the sale of Products in the ordinary course of the Business, by any Person;

provided, however, that nothing in this Section 4.3 shall prohibit any ST Entity from soliciting or conducting discussions with, engaging in negotiations with, or entering into an agreement with any Person, not involving the sale or disposition of the Business or any of the Assets or from engaging in discussions with prospective investors of the Series B or B-1 Preferred Stock of Upek.

In addition to the foregoing, if any ST Entity receives prior to the Closing or the termination of this Agreement any offer, proposal, or request (a “Proposal”) relating to any of (a) through (d) above, ST shall, in accordance with Section 5.2, promptly notify in writing the Person making such Proposal of the terms of this Section 4.3, and ST shall promptly notify Upek in writing of the receipt of such Proposal, the identity of the Person making such Proposal, and the terms of such Proposal and shall keep Upek apprised, on a current basis, of the status of such Proposal.

ST shall immediately cease and cause to be terminated (and ST hereby represents and warrants that it has the legal and contractual right, without liability of any sort, to cease and cause to be terminated) all existing discussions or negotiations with any Persons conducted heretofore with respect to any offer, proposal, inquiry or request relating to any of (a) through (d) above. No ST Entity shall release any third party from, or waive any provision of, any confidentiality or standstill agreement with respect to the Business as to which such third party is a party. The Parties hereby acknowledge and agree that that there can be no adequate remedy at law for any breach of ST’s obligations under this Section 4.3, and that any such breach may result in irreparable harm to Upek and, therefore, that upon any such breach or any threat thereof, Upek shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Information.

(a) Between the date of this Agreement and the Closing, ST shall provide Upek access to, and permit Upek and its authorized representatives to make such inspections of, the Assets and any other properties, books, contracts, commitments and records of the Business, as Upek may reasonably require.

(b) Between the date of this Agreement and the Closing, Upek agrees that all Confidential Information (as defined below) shall be kept confidential by Upek and shall not be disclosed by Upek in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to such directors, officers, employees, and authorized

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representatives (including without limitation attorneys, accountants, consultants, bankers, and financial advisors) of Upek (collectively, for purposes of this Section, “Representatives”) for the purpose of evaluating the transactions contemplated by this Agreement and for strategic and integration planning purposes relating to accomplishing the transactions contemplated hereby (it being understood that such Representatives shall be informed by Upek of the confidential nature of such information and shall be required to treat such information confidentially), (ii) any disclosure of Confidential Information may be made to the extent to which ST consents in writing, and (iii) Confidential Information may be disclosed by Upek or any Representative to the extent that Upek or such Representative is legally compelled to do so. Upek agrees that none of the Confidential Information will be used for any purpose other than in connection with the transactions contemplated hereby. The term “Confidential Information,” as used herein, means all information (irrespective of the form of communication) obtained by or on behalf of Upek from ST or its representatives pursuant to this Section, other than information which (i) was or becomes generally available to the public other than as a result of disclosure by Upek or any Representative, (ii) was or becomes available to Upek on a non-confidential basis prior to disclosure to Upek by ST or its representatives, or (iii) was or becomes available to Upek from a source other than ST and its representatives, provided that such source is not known by Upek to be bound by a confidentiality agreement with ST. ST shall take all reasonable precautions to preserve the confidentiality of all Confidential Information in the possession of any ST Entity consistent with past practices.

(c) If this Agreement is terminated, Upek shall promptly return, and shall use Reasonable Best Efforts to cause all Representatives to promptly return, all Confidential Information to ST without retaining any copies thereof, provided that such portion of the Confidential Information as consists of notes, compilations, analyses, reports, studies, or other documents prepared by Upek or Representatives shall not be delivered to ST and shall be destroyed.

5.2 Notification of Certain Matters. ST shall give prompt notice to Upek of (i) the discovery of any fact or circumstance or the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in Article II to be untrue or inaccurate in any material respect at or prior to the Closing Date or any other event known to ST but not publicly available which could reasonably be expected to have a Material Adverse Effect on the Business or the Assets, (ii) any failure of ST to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by ST hereunder, (iii) any event that could reasonably be expected to delay or impede the ability of ST to perform its obligations pursuant to this Agreement and the Related Agreements and to effect the transactions contemplated hereby and thereby. The delivery of any notice pursuant to this Section 5.2 shall not be deemed to (i) modify the representations, warranties, covenants or agreements hereunder of the party delivering such notice, (ii) modify the conditions set forth in Articles VI and VII, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.3 Reasonable Best Efforts. Each party agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all

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things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Authority or third party are required in connection with the consummation of the transactions contemplated by this Agreement, (ii) obtaining any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (iii) causing to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (iv) cooperating in the defense of all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (v) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

5.4 Employees.

(a) Schedule 5.4 sets forth an accurate and complete list of the names, positions and salaries or hourly pay rates, as applicable, of the ST employees assigned to the Business, by country, who are available for hire by Upek (“Employees”) and all consultants to the Business. Employees are categorized on the Schedule as “Top Key Employees,” “Very Important Employees” and “Other Employees.” Upek will give offers of employment (conditioned on Closing) to all of the Employees whose place of work is located in the United States as set forth on Schedule 5.4 on such terms and conditions as determined by Upek. ST will use its best efforts (without offering financial or other incentive or disincentives) to encourage such Employees to accept Upek offers and otherwise assist in the transfer of Employees who accept such offers to Upek. Each offer letter shall state that all confidentiality agreements, proprietary information and inventions agreements and intellectual property assignments between such Employee and any ST Entity remain in full force and effect and provide expressly that Upek is deemed to be a third party beneficiary under such agreements. ST acknowledges and agrees that Upek will be a third party beneficiary of all such agreements and assignments with the Employees and, at Upek’s request, ST shall provide all reasonable assistance to Upek to enforce the provisions of such agreements and shall not materially amend or waive any provisions of those agreements without the consent of Upek, such consent not to be unreasonably withheld. Other than with respect to the Assumed Liabilities, ST shall be solely responsible and assume all liability for all notices, benefits or payments and all notices, payments, fines or assessments due to any Employee or any Governmental Authority pursuant to any applicable foreign, federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of any employees by ST prior to, at or in connection with the Closing, including the WARN Act and COBRA and any rules or regulations thereunder. Nothing contained herein, express or implied, is intended to confer upon any employee of the Business any rights to continued employment by ST or to be hired by Upek or have continued employment with Upek. Other than the Assumed Liabilities, ST shall be responsible for, assume all liability for and pay: (a) all payments, benefits, severance and other liabilities due to any Employee which became due or accrued at any time prior to or at the Closing Date, including any such payments, benefits, severance or other liabilities resulting from the Closing and the transactions contemplated hereby and (b) any notices, payments, fines or assessments due any government authority with respect to the employment or discharge of any Employees prior to or in connection with the Closing.

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(b) Upek and ST each covenant and agree to facilitate the distribution of the account balances of employees of the Business who are offered and accept employment with Upek in ST’s 401(k) Plan and to use Reasonable Best Efforts to take any and all actions necessary to accomplish the distribution and rollover into Upek’s 401(k) plan.

5.5 Public Announcements. No party nor any of their Affiliates or representatives will issue or permit or cause the issuance of any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other party; provided, however, that any ST Entity may make any public disclosure they believe in good faith is required by Applicable Law or any listing or trading agreement concerning any of their publicly-traded securities, in which case ST shall use its Reasonable Best Efforts to advise Upek prior to making the disclosure. In addition, except as may be required by Applicable Law, no party nor any of their Affiliates or representatives shall disclose or provide to any third party any confidential or proprietary information pertaining to the transactions contemplated by this Agreement (including any internal analysis thereof) without the prior written consent of the other party hereto.

5.6 ST Retained Rights. The Assigned Intellectual Property is and at all times will be and remain at all times subject to a royalty-free, non-exclusive, non-sublicensable, non-transferable, personal, perpetual license to make, have made, design, have designed, use, sell, lease, import or otherwise dispose of products practicing any claims of the Assigned Intellectual Property by ST or its Affiliates subject to the terms of the non-compete provisions of Section 5.7 below.

5.7 Non-Competition.

(a) For the period commencing on the Closing Date and continuing for four (4) years thereafter (the “Non-Compete Period”) neither ST nor any ST Affiliate shall engage in or compete with, directly or indirectly, the Business as the Business was operated by ST or as the Business is proposed to be conducted by Upek as of the Closing Date. This covenant includes, but is not limited to:

(i) The design, development, manufacture (except for sale to Upek), marketing, distribution, sale or use of Active Capacitive-Sensing Technology for Fingerprint Biometrics Applications, and

(ii) The design, development, manufacture (except for sale to Upek), marketing, distribution, sale or use of any Sensing Technology which is used by ST for the distribution or sale of Fingerprint Subsystems, and

(iii) The design, development, manufacture (except for sale to Upek), marketing, distribution, sale or use of Active Capacitive-Sensing Technology for any non-Fingerprint Biometrics Applications based on Existing TouchChip Products, Existing TouchChip Designs, or Existing TouchChip Developments.

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(b) During the Non-Compete Period, ST will not grant a license in the Field of Fingerprint Biometric Applications to the Licensed Intellectual Property to a third party that is a competitor of Upek; [***]*.

(c) This covenant not to compete shall not prohibit any ST Entities from:

(i) using non-Active Capacitive Sensing Technologies such as, but not limited to, CCD or CMOS imaging devices to design, develop, manufacture, market, distribute, sell or use fingerprint sensor products at the sensor level (but not at the Fingerprint Subsystem or solution level), or

(ii) using Active Capacitive Sensing Technologies to design, develop, manufacture, market, distribute, sell or use sensor products for use in non-Fingerprint Biometrics Applications, provided that such products are based on new designs and developments occurring entirely after Closing.

(d) The parties hereby acknowledge and agree that there can be no adequate remedy at law for any breach of ST’s obligations under this Section 5.7, and that any such breach may result in irreparable harm to Upek and, therefore, that upon any such breach or any threat thereof, Upek shall be entitled to appropriate equitable relief in addition to whatever remedies it may have at law.

5.8 Expenses & Fees. Except as otherwise expressly provided in this Agreement, upon the Closing of this Agreement, each party will bear their respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated herein, including, without limitation, all fees and expenses of legal counsel, accountants, and other representatives. Except for Morgan Keegan & Co., Inc. (whose fees and expenses will be the responsibility of ST), all negotiations on behalf of the Parties relating to this Agreement and the transactions contemplated by this Agreement have been carried on by the Parties and their respective agents directly without the intervention of any other person in such manner as to give rise to any claim against any other Party for financial advisory fees, brokerage or commission fees, finder’s fees, or other like payment in connection with the consummation of the transactions contemplated hereby.

5.9 Taxes. For federal income tax purposes, the Parties will treat the Contribution contemplated by this Agreement as qualifying under Section 351 of the Code, and the Parties shall report the transactions under this Agreement in a manner consistent therewith. ST will be responsible for the preparation and filing of all Tax returns required to be filed by ST (and its Affiliates) which include items with respect to the Business and the Assets prior to the Closing Date. Upek will be responsible for the preparation and filing of all Tax returns required to be filed by Upek which include items with respect to the Business and the Assets after the Closing Date.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.10 Permits, Licenses and Applications. As promptly as practicable, ST shall deliver copies of all permits or licenses, or applications for the same, and other filings made by Seller in connection with the operation of the Business after the date hereof and before the Closing Date with any Governmental Authority.

5.11 Intellectual Property. ST shall give Upek prompt notice that any Person shall have (a) commenced, or shall have notified any ST Entity that it intends, or threatens, to commence, an action or proceeding or (b) provided ST with notice, in either case which allege(s) that (i) any aspect of the Business infringes or misappropriates the intellectual property of any Person, (ii) any intellectual property relating specifically to the Business and not to the semiconductor business generally is available for licensing from a potential licensor providing the notice, or (iii) claims that ST does not otherwise own or have the right to exploit any intellectual property used in the Business, including the Licensed Intellectual Property. ST shall cooperate with Upek in making arrangements to effect the assignment to Upek of any intellectual property that is a part of the Assets and created by ST’s or ST Affiliate’s employees and consultants (including, without limitation, using commercially reasonable efforts, consistent with existing ST practices, to obtain written assignment agreements and to obtain the cooperation of such Persons to complete all appropriate filings of all documents, applications or certificates related thereto). Prior to the Closing, any ST Entities shall take all actions necessary to maintain, perfect, preserve and renew the intellectual property that is a part of the Assets, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes and the timely filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the such intellectual property received from Governmental Entities. At the Closing, ST will notify Upek of all material actions which must be taken within the one hundred eighty (180) days following the Closing Date and which are necessary to maintain, perfect, preserve or renew such intellectual property including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

5.12 ST Affiliates and Entities. ST will be responsible for any representation, warranty, covenant or commitment made herein by or with respect to an ST Affiliate or ST Entity and Upek agrees to look solely to ST with respect to any claim of breach or non-performance relating to an ST Affiliate or ST Entity.

5.13 Effective Time/Reconciliation. This Agreement shall be effective as between the parties hereto as of the Effective Time; provided, however, that ST shall remain liable, as applicable, for those covenants, representations and warranties made by ST for the period of time between the Effective Time and the Survival Date (or as otherwise in accordance with Section 9.1 hereof). Within thirty (30) days following the Closing, ST shall prepare and deliver to Upek a reconciliation statement (the “Reconciliation Statement”) pursuant to the procedures set forth in Schedule 5.13 hereto which sets forth the relevant items, amounts and actions necessary so that this Agreement is actually effective between the parties as of the Effective Time. Upek shall have fifteen (15) days to review and approve the Reconciliation Statement. In the event of disagreement, the parties will meet and engage in good faith negotiations to reconcile such disagreement. If, within fifteen (15) days following Upek’s review

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period, the parties have not reached an agreement on the matters in disputes, such matters (and only those) shall be referred, on the application of either party, for determination by an independent firm of internationally recognized chartered accountants to be agreed upon by the parties. Upon approval by the parties, or upon final determination by the independent firm (which shall be binding between the parties), each party will take all actions and make all payments as specified in the Reconciliation Statement. For the avoidance of doubt, in the case of any conflict between the terms of this Section 5.13 and any other provision of this Agreement, this section shall prevail.

5.14 Closing Payment. On the Closing Date, the amounts referred to in Exhibit A-1 (Assets on Order) and Exhibit I (the Provisional Net Amount), shall be paid in cash by the relevant party.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF UPEK

The obligations of Upek to consummate the transactions contemplated by this Agreement to be performed at the Closing shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions unless such condition is waived by Upek in its discretion:

6.1 Representations and Warranties True. All the representations and warranties of ST contained in this Agreement, and in any agreement, instrument or document delivered pursuant to or in connection with this Agreement on or prior to the Closing Date, shall be true and correct as of the date made and on and as of the Closing Date as if made on and as of such date.

6.2 Covenants and Agreements Performed. ST shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

6.3 Absence of Certain Changes. Since the date of this Agreement, there shall not have been any Material Adverse Effect in the condition of the Assets or the Business.

6.4 Delivery of Documents. ST shall have delivered each of the certificates, instruments, documents and other items to be delivered pursuant to Section 1.4(a).

6.5 Disclosure to Fujitsu. A meeting among (a) a representative of Upek, (b) an ST representative, (c) the person ST currently intends to designate as a member of the Board of Directors of Upek following the Closing pursuant to the voting agreement to be entered into in connection with the issuance of shares of Series B Preferred Stock of Upek at the time of the Closing (the “ST Board Designee”) and (d) a representative of Fujitsu shall have occurred, at which (x) the ST Board Designee shall disclose to the representative of Fujitsu the fact that the sale of the Assets to Upek will occur pursuant to this Agreement and that Upek will continue the Business as an independent entity, (y) the ST Board Designee shall inquire as to Fujitsu’s

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willingness to participate in a separate meeting or conference call with other representatives of the Upek Board of Directors following Closing, and (z) the ST Board Designee (as he deems appropriate during such meeting) shall make such other inquires as are mutually acceptable to Upek and ST.

6.6 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement (other than those which would not have the probable effect of causing a Material Adverse Effect).; nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending; nor shall there be any action taken or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which would make the consummation of such transactions illegal.

6.7 Documents. Upek and ST shall have received all written consents, assignments, waivers, authorizations, or other certificates necessary to consummate the transactions provided for in this Agreement.

6.8 Legal Proceeding. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that would impose any material limitation on the ability of Upek to exercise full rights of ownership of the Assets and its rights in the Assigned Agreements.

6.9 Requisite Approvals. The terms of this Agreement and the transactions contemplated hereby shall have been approved and adopted in accordance with ST’s standard procedures

6.10 Key Employee Agreements. At Closing, at least 7 of the Top Key Employees, 70% of the Very Important Employees, and 40% of the Other Employees shall have accepted employment with Upek.

6.11 Series B/B-1 Agreement. The Initial Closing, as such term is defined in the Series B/B-1 Agreement shall have taken place in accordance with the terms of the Series B/B-1 Agreement.

6.12 Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the parties or otherwise reasonably necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or made, and all thereof shall be in full force and effect at the time of the Closing.

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ARTICLE VII

CONDITIONS TO OBLIGATIONS OF ST

The obligation of ST to consummate the transactions contemplated by this Agreement to be performed at the Closing shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions unless such condition is waived by ST in its discretion:

7.1 Representations and Warranties True. All the representations and warranties of Upek contained in this Agreement, and in any agreement, instrument or document delivered pursuant to or in connection with this Agreement on or prior to the Closing Date, shall be true and correct as of the date made and on and as of the Closing Date as if made on and as of such date.

7.2 Covenants and Agreements Performed. Upek shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3 Legal Proceedings. No Proceeding shall be pending which will have the probable effect of enjoining or preventing the consummation of any of the transactions provided for in this Agreement.

7.4 Delivery of Documents. Upek Shareholders shall have delivered each of the certificates, instruments, documents, and other items to be delivered pursuant to Section 1.4(b).

7.5 Series B/B-1 Agreement. The Initial Closing, as such term is defined in the Series B/B-1 Agreement, shall have taken place in accordance with the unamended terms of the Series B/B-1 Agreement and all conditions precedent thereto shall have been satisfied without waiver.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing in the following manner:

(a) By mutual written consent of Upek and ST; or

(b) By Upek, on the one hand, or ST, on the other, if:

(i) The Closing shall not have occurred on or before March 31, 2004, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i) or any Affiliate of such party;

(ii) There shall be any statute, rule or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

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(c) By Upek, if (i) any of the representations and warranties of ST contained in this Agreement shall not be true and correct in all material respects, when made or at any time prior to the Closing as if made at and as of such time, or (ii) ST shall have failed to perform or comply with any covenant or agreement required by this Agreement, which failure is material to the obligations of ST under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within fifteen (15) days of actual Knowledge thereof by ST; or

(d) By ST, if (i) any of the representations and warranties of Upek contained in this Agreement shall not be true and correct in all material respects, when made or at any time prior to the Closing, or (ii) Upek shall have failed to perform or comply with any covenant or agreement required by this Agreement, which failure is material to its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty, noncompliance or failure (provided it can be cured) has not been cured within fifteen (15) days of actual Knowledge thereof by Upek.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by ST, on the one hand, or Upek, on the other, written notice thereof shall forthwith be given to the other party specifying the provision of this Agreement pursuant to which such termination is made and describing the facts or circumstances supporting such termination, and this Agreement shall become void and have no effect, except that the agreements contained in Sections 5.1(b) and (c) and in Article XI shall survive the termination of this Agreement. Nothing contained in this Section 8.2 shall relieve any party from liability for damages incurred as a result of any breach of this Agreement.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Survival. The representations and warranties of the parties to this Agreement contained in this Agreement, or in any certificate, instrument or document delivered pursuant to this Agreement, and unless expressly provided, the covenants contained herein, shall survive the Closing, regardless of any investigation made by or on behalf of any party to this Agreement until eighteen months from the Closing Date (the “Survival Date”). From and after the Survival Date, no party shall be under any liability under Article X with respect to any representation or warranty to which such Survival Date relates, except with respect to matters as to which notice has been delivered in accordance with Article X.

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ARTICLE X

INDEMNIFICATION

10.1 Indemnification by ST. ST shall, subject to the limitations of Section 10.5, indemnify, defend and hold harmless Upek and each of its officers, directors and affiliates, from and against any and all claims, actions, causes of action, demands, assessments, liabilities, losses, damages, fines, penalties, costs and expenses (including without limitation those incurred in connection with all related investigations, defenses, settlements, and judgments and reasonable attorneys’ fees, and costs) (“Losses” or individually a “Loss”) resulting from, arising out of, relating to or caused by: (a) any breach or inaccuracy of any representation or warranty by ST contained in or required by this Agreement (including the Schedules) or in any certificate, document or instrument delivered to Upek in connection herewith; (b) any breach or non-fulfillment by ST of any of its covenants, agreements or other obligations set forth herein; (c) Taxes arising or accruing prior to the Closing Date (unless such Taxes arise as a consequence of an action, wrong-doing or omission by Upek and would have not arisen other than for such action, wrong-doing or omission); (d) liabilities (other than Assumed Liabilities) associated with customer or warranty claims arising prior to the Closing Date; (e) without prejudice to Section 10.1 (c), liabilities (other than Assumed Liabilities) of ST SRO arising or accruing prior to or in connection with the Closing, including, without limitation, obligations to employees of ST SRO arising prior to or in connection with the Closing; or (f) Products manufactured or sold by ST prior to the Closing Date.

10.2 Indemnification by Upek. Upek shall indemnify, defend and hold harmless ST and each of its officers, directors and affiliates, from and against any and all claims, actions, causes of action, demands, assessments, liabilities, losses, damages, fines, penalties, costs and expenses (including without limitation those incurred in connection with all related investigations, defenses, settlements, and judgments and reasonable attorneys’ fees, and costs) (“Losses” or individually a “Loss”) resulting from, arising out of, relating to or caused by any Assumed Liability.

10.3 Claims for Reimbursement. In the event that either party shall have (i) suffered any Loss or (ii) received any notice of the commencement of any action, proceeding or investigation or the making of any claim or demand by a third party (a “Third Party Claim”), in each case, in respect of which indemnification may be sought by such party (the “Indemnitee”) pursuant to this Article X, the Indemnitor shall give the other party (the Indemnitor”) prompt written notice of any claim or event with respect to which Indemnitee believes it is or may be entitled to indemnification pursuant to Section 10.1 or 10.2 (a “Notice of Indemnification Claim”). The Notice of Indemnification Claim shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis, of such Notice of Indemnification Claim, (ii) an estimate of the amount of the Damages related to such Notice of Indemnification Claim (which estimate shall not be conclusive of the final amount of such Damages) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which Indemnitee became aware of the existence of such Notice of Indemnification Claim. Notwithstanding the above, a delay on the part of Indemnitee in providing such notice shall not relieve Indemnitor from any liability or obligation under this Article X unless such notification delay materially prejudices Indemnitor’s ability to defend a Third Party Claim.

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10.4 Defense and Settlement of Third-Party Claims.

(a) In the event of a Third Party Claim, Indemnitor shall have the option to take control of the defense and investigation of such Third Party Claim, and to employ and engage lawyers of its own choice to handle and defend the same, at Indemnitor’s sole cost, risk and expense (the “Direct Litigation Option”). Indemnitor may elect to exercise the Direct Litigation Option by giving prior written notice to Indemnitee. If Indemnitor elects to exercise the Direct Litigation Option, Indemnitee shall cooperate in all reasonable respects with Indemnitor and such lawyers in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom and shall permit access to the personnel of Indemnitee and to any relevant books, records and documents within the possession or control of Indemnitee in connection with such claim and shall permit Indemnitor to make copies of such relevant materials at the expense of Indemnitor; provided, however, that Indemnitee may, at its own cost and expense, participate in (but not control) such investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided however, that if Indemnitee is advised by counsel in writing that Indemnitor and Indemnitee may have materially conflicting interests or different defenses available with respect to the Third Party Claim, the reasonable fees and expenses of one counsel to Indemnitee shall be considered “Losses” for purposes of this Agreement. If Indemnitor does not elect the Direct Litigation Option, then Indemnitee shall defend against the Third Party Claim in the manner it deems appropriate.

(b) Indemnitee (or Indemnitor if it has exercised the Direct Litigation Option) shall not settle, adjust, or compromise the Third Party Claim except with the prior consent of Indemnitor (or Indemnitee, as the case may be), which consent shall not be unreasonably withheld.

(c) In no event shall a Party make any admission of liability or enter into any settlement adjustment or compromise of any Third Party Claim without the prior written consent of the other Party, if as a result of such admission, settlement, adjustment or compromise an injunction or other non-monetary relief would be imposed against a Party.

10.5 Limitations on Indemnification.

(a) No indemnification for inaccuracies of the representations and warranties of ST or any of its Affiliates shall be required to be made by ST pursuant to this Article X except to the extent that the aggregate amount of such claims exceed [***]*, provided, however, that if the aggregate amount of such claims [***]*.

(b) ST’s obligation to indemnify Upek as provided in Section 10.1(a) in the aggregate shall not exceed $10,000,000 except for breaches or inaccuracies of the representations and warranties contained in 2.21 (Taxes), which shall not be so limited.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c) Upek’s obligation to indemnify ST as provided in Section 10.2 in the aggregate shall not exceed $10,000,000.

ARTICLE XI

MISCELLANEOUS

11.1 Entire Agreement.

(a) This Agreement, the Related Agreements, the Series B/B-1 Agreement and the agreements referenced therein and herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, either written or oral, among the Parties or any of them with respect to the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

11.2 Amendment and Modification. This Agreement may be amended, modified, terminated, rescinded, or supplemented only by written agreement of all of the Parties.

11.3 Assignment. Neither Party will have the right to assign this Agreement to a successor or affiliate in connection with a reorganization, merger, or similar transaction, provided that the successor or affiliate agrees to assume and fulfill all of such party’s ongoing and future obligations under the Agreement.

11.4 Waiver; Consents. Any failure of a Party to comply with any obligation, covenant, agreement, or condition herein may be waived by the Party affected thereby only by a written instrument signed by the Party granting such waiver. No waiver, or failure to insist upon strict compliance, by any Party of any condition or any breach of any obligation, term, covenant, representation, warranty, or agreement contained in this Agreement, in any one or more instances, shall be construed to be a waiver of, or estoppel with respect to, any other condition or any other breach of the same or any other obligation, term, covenant, representation, warranty, or agreement. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver.

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11.5 Further Assurances. From time to time, the Parties shall execute and deliver such further agreements, documents, certificates, and other instruments and shall take or cause to be taken such other actions as shall be reasonably necessary or advisable to carry out the purposes of and effect the transactions contemplated by this Agreement.

11.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11.7 Address for Notices. All notices, demands, consents, and reports provided for in this Agreement shall be in writing and shall be given to the Parties at the addresses set forth herein or at such other addresses as a Party may hereafter specify in writing. Such notices may be delivered by hand, telecopy, or mailed, postage prepaid, by certified or registered mail, by a deposit in a depository for the receipt of mail regularly maintained by the United States Postal Service. All notices that are hand delivered or delivered by telecopy shall be deemed given on the date that delivery is confirmed. Except as otherwise provided herein, all notices that are mailed in the manner provided above shall be deemed given upon receipt.

if to: ST

STMicroelectronics

39, Chemin du Champ des Filles,

1228 Plan-les-Ouates, Geneva, Switzerland

Attention: General Counsel

with a copy to (not constituting notice):

Thompson & Knight L.L.P.

1700 Pacific Avenue, Suite 3300

Dallas, Texas 75201

Attention: Steve Stein

Telecopy No.: (214) 969-1751

if to: Upek

2001 Center Street

Suite 500

Berkeley, California 94704

Attention: Alan Kramer

Telecopy No.: (510) 665-9730

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with a copy to (not constituting notice):

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94010

Attention: Warren T. Lazarow, Esq.

Telecopy No.: (650) 473-2601

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, and any appellate courts thereof, in connection with any matter based upon or arising out of this Agreement or the matters or agreements contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware and hereby waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

11.9 Descriptive Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

11.10 Parties in Interest; No Third-Party Beneficiary. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and except as provided herein, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

11.12 Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement.

(a) “Active Capacitive Sensing Technology” means technology based on a specific sensor cell which contains an active charge integrator, with a feedback circuit composed of two side by side capacitor plates, as generally described in the schematics resulting from patent applications specifically identified in Exhibit A-1 and any improvement or enhancement to such technology.

(b) “Affiliate” means a company, the majority of whose shares or other security interests entitled to vote are controlled by a Party.

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(c) “Applicable Laws” means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.

(d) “Assigned Intellectual Property” means the Intellectual Property listed on Exhibit A-1 hereto and the other non-Patent Intellectual Property that is part of the Assets.

(e) “Assigned Agreements” means the agreements attached hereto as Exhibit A-3.

(f) “Business Premises” shall mean the leased office facilities for the Business, located at 2001 Center Street, Berkeley, California and Husinecka 7, 130 00 Praha 3,Czech Republic as more fully described on Exhibit A-4.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Effective Time” means the first day of the calendar month in which Closing occurs.

(i) “Encumbrances” means any lien, mortgage, pledge, license, reservation, restriction, security interest, right of first refusal, option, conditional sale agreement, default of title, easement, encroachment, hypothecation, infringement, title retention, or other security arrangement, or any adverse right or interest, charge, claim, or other encumbrance of any nature whatsoever of, on, or with respect to the Assets whether imposed by law, agreement, understanding, or otherwise, other than Permitted Encumbrances.

(j) “Environmental Claim” shall mean any notice, claim, act, cause of action or investigation by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Materials or (b) any violation, or alleged violation, of any Environmental Laws.

(k) “Environmental Laws” shall mean all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or exposure of any Person to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(l) “Existing TouchChip Designs” means all designs of Existing TouchChip Products and any new TouchChip products under development by the TouchChip Division at the time of formation of Upek, including integrated circuit designs, design files, simulation decks, layouts, masks, software and firmware source code and object code, PCB reference designs and PCB layouts, mechanical designs including PC peripheral mechanical designs and design files.

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(m) “Existing TouchChip Developments” means all developments in progress within the TouchChip Division at the time of Closing, [***]*.

(n) “Existing TouchChip Products” means all products being sold by the TouchChip Division at the time of Closing, including [***]*.

(o) “Fingerprint Biometric Applications” means the use or incorporation of technology in products, sensors, services, or other applications for measurement and statistical analysis of physiological biological data including, without limitation, fingerprints, toeprints, and other cutaneous (skin) metrics which can be used to uniquely identify an individual. Such products, sensors, services and other applications include, without limitation, all peripheral devices required for enrollment, storage, analysis, and verification of the physiological data.

(p) “Fingerprint Sensor” means any sensor intended to capture the pattern of a fingerprint, including, but not limited to, the TouchChip Sensor.

(q) “Fingerprint Subsystem” means a fingerprint recognition subsystem based on a [***]*.

(r) “Governmental Authority” means the governments of the United States and any state or county, city, and political subdivisions that exercises jurisdiction over any Party, and any agency, department, board, or other instrumentality thereof that exercises jurisdiction over any Party.

(s) “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products.

(t) “Intellectual Property” shall mean any or all of the following and all worldwide rights therein, arising therefrom, or associated therewith: (i) Patents, (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, processes, technology, technical data and customer lists, (iii) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world, (iv) computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, (v) mask works and registrations and applications therefor, (vi) industrial designs and any registrations and applications therefor throughout the world, (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, (viii) databases and data collections and all rights therein throughout the world, (ix) processes, devices, prototypes, schematics, test methodologies, and development tools, (x) any similar, corresponding or equivalent rights to any of the foregoing and (xi) documentation related to any of the foregoing.

*	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(u) “Knowledge” A Person shall be deemed to have “Knowledge” of a particular fact or other matter if such Person has actual knowledge of such fact or other matter.

(v) “Leased Property” means the leased property listed on Exhibit A-4.

(w) “License Agreement” means the license agreement attached hereto as Exhibit D.

(x) “Licensed Intellectual Property” means the Intellectual Property licensed to Upek by ST pursuant to the License Agreement.

(y) “Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of a Party or (ii) to the ability of a Party to perform on a timely basis any material obligation of the Party under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

(z) “Patents” means all United States and foreign patents and applications therefor and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

(aa) “Permitted Encumbrances” means (i) liens for taxes not yet due and payable, or (ii) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in connection with the ordinary course and securing payments not yet due and payable; provided, however, that at the Closing “Permitted Encumbrances” shall not include any liens for taxes or statutory liens filed of record against any of the interests contributed pursuant to this Agreement that, individually or in the aggregate, are material.

(bb) “Person” means any natural person, corporation, joint venture, partnership, limited partnership, limited liability company, trust, estate, business trust, association, Governmental Authority, or any other juristic entity.

(cc) “Permits” means the operating permits to be assigned at Closing listed on Exhibit A-5 hereto.

(dd) “Products” means the products listed on Exhibit A-1 hereto.

(ee) “Public Software” any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL);

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(vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(ff) “Reasonable Best Efforts” means whenever used with reference to a party’s obligation, an obligation of such party to use every reasonable commercial effort, but shall not be interpreted to require such party to take any action or refrain from taking any action that would require such party to breach a material agreement of such party or to violate an Applicable Law which violation would reasonably be expected to have a Material Adverse Effect on such party.

(gg) “Rule 144” means Rule 144, promulgated under the authority of the Securities Act, as amended as of the date hereof.

(hh) “Securities Act” means the Securities Act of 1933, as amended as of the date hereof.

(ii) “Series A Preferred Stock” means Upek’s Series A Preferred Stock, par value $0.0001 per share.

(jj) “Series B/B-1 Agreement” means the agreement of even date herewith by and between Upek and certain investors as defined in the agreement for the purchase of Series B and Series B-1 Preferred Stock of Upek, par value $0.0001 per share, a copy of which is attached hereto as Exhibit L.

(kk) “SRO Excluded Assets and Personnel” means the assets owned by and personnel listed on Exhibit I attached hereto.

(ll) “ST SRO” means STMicroelectronics Design and Application s.r.o., a corporation organized and existing under the laws of the Czech Republic.

(mm) “Supply Agreement” means the agreement for the purchase and sale of Products attached hereto as Exhibit E.

(nn) “Tax” or “Taxes” means (a) any and all United States federal, state and local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

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(oo) “Transfer Taxes” means all sales, use, value-added, excise, registration, stamp, duty, transfer and any other taxes and governmental fees imposed or levied directly as a result of this Agreement or the Related Agreements or the transactions expressly contemplated hereby and thereby.

(pp) “Business” means the ST business unit internally designated as the “TouchChip Division” or Unit with responsibility for the development, marketing and sale of products, components, subsystems, solutions and services for Fingerprint Biometric Applications.

(qq) “Third Party License Rights” means the rights of third parties to practice the Assigned Patents.

(rr) “TouchChip Sensor” means a circuit encompassing Active Capacitive-Sensing Technology primarily designed to address fingerprint identification applications.

[remainder intentionally blank]

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IN WITNESS WHEREOF, each of the Parties has caused this Contribution Agreement to be executed on its behalf as of the date first above written.

STMICROELECTRONICS NV

By:	/s/ Alain Dutheil
Name:	Alain Dutheil
Title:	Corporate vice President, Strategic Planning and Human Resources

UPEK, INC.

By:	/s/ Eric Buatois
Name:	Eric Buatois
Title:	Member of the Board of Directors

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DISCLOSURE SCHEDULES

Exhibits

Exhibit A-1	Assets, Technical Information, Assigned Intellectual Property, Trademarks, Licensed Intellectual Property, Products/Inventory and Excluded assets

Exhibit A-2	Assumed Liabilities

Exhibit A-3	Assigned Agreements

Exhibit A-4	Leased Property

Exhibit B	Bill of Sale

Exhibit C	Assignment and Assumption Agreement

Exhibit C-1	Patent Assignment

Exhibit C-2	Copyright Assignment

Exhibit C-3	Trademark Assignment

Exhibit C-4	Mask Work Assignment

Exhibit D	License Agreement

Exhibit E	Supply Agreement

Exhibit F	Transition Services Agreement

Exhibit F-1	Design Kit License Agreement

Exhibit G	Customer Support Agreement

Exhibit H	Ownership Interests of TouchChip

Exhibit I	SRO Assets/Liabilities and Personnel

Exhibit J	Sublease Terms for Berkeley Property

Exhibit K	Registered Capital of ST SRO

Exhibit L	Series B/B-1 Preferred Stock Purchase Agreement

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Schedules

Schedule 1.5	Technical Assistance Related to Assigned and Licensed Intellectual Property

Schedule 2.4	Related Agreement Consents and Approvals

Schedule 2.17	Intellectual Property Disclosures

Schedule 2.19	Representations and Warranties

Schedule 2.20	Financial Information

Schedule 2.22	Independent contractors and/or consultants

Schedule 2.24	Restrictions on Use of Business Premises

Schedule 5.4	Employees Available for Hire

Schedule 5.13	Reconciliation Procedures